Summary of

Dollar General Corporation Supplemental Executive Life Insurance Program

Dollar General Corporation (the "Company") has established a Supplemental Executive Life Insurance Program for certain officers.  The program is available to all officers serving in the role of Vice President, Senior Vice President, Executive Vice President, President or Chief Executive Officer (“Eligible Officers”).  Under the program, the Company provides a death benefit to each Eligible Officer equal to 2.5 times the Eligible Officer’s annual base salary, reduced by the benefit amount provided under the Company’s group life insurance program.  Currently, the group life insurance benefit amount is $50,000 per person.   The Company may review and increase or decrease the amount of the group life insurance benefit periodically.

The life insurance coverage offered through the Supplemental Executive Life Insurance Program may be provided through a variety of means, including individual (which may be owned by the individual or by the Company) or group policies with universal, whole or term insurance, or through payment out of the Company’s general assets, as determined by the Company in its sole discretion. In addition, certain of these policies may accumulate a cash value which may inure to the benefit of either the Company or the individual.  Regardless of the method for providing the coverage, the Company will gross up payments to cover any required taxes on premiums or imputed income.

The form of participation notice letter is included on the following page.

[Form of Participation Notice Letter]

[Executive Name]

[Executive Address]

[City, State Zip]

Dear Executive:

Welcome to Dollar General!  You are eligible to participate in Dollar General's Supplemental Executive Life Insurance Program. Under the program, the Company will provide a death benefit to you equal to 2.5 times your annual base salary, reduced by the benefit amount provided under the Company's group life insurance program (which the Company may increase or decrease periodically).

The Company has chosen to provide the life insurance coverage offered through the Supplemental Executive Life Insurance Program through the following means:

[   ] individual universal policy (owned by [  ] individual [  ] the Company)

[   ] individual whole life policy (owned by [  ] individual [  ] the Company)

[   ] individual term life policy (owned by [  ] individual [  ] the Company)

[   ] group universal policy

[   ] group whole life policy

[   ] group term life policy

[   ] payment out of the Company's general assets

If this policy accumulates a cash value, it will inure to the benefit of [   ] the Company or [   ] the individual.

The Company from time to time and in its sole discretion may elect to change the vehicle through which this insurance is offered, to change the terms of the program or to end the program at any time.

The Company will gross up payments to cover any required taxes on premiums or imputed income.

Your beneficiary for the purposes of the Supplemental Executive Life Insurance Program will automatically be the beneficiary you select for the Company’s group life insurance program.  If you wish to name someone else as beneficiary for Supplemental Executive Life Insurance benefits, please contact the Benefits Department at 615-855-5440.

Please contact _________  at ___________ if you have any questions regarding this benefit.

Sincerely,

________________